Exhibit 99.3

News Release

Corteva Announces CFO Dave Anderson Retirement, Appoints David Johnson as EVP, Chief Financial Officer

Indianapolis, Ind., July 31, 2024 – Corteva, Inc. (NYSE: CTVA) announced today that it has appointed David Johnson as its new Executive Vice President and Chief Financial Officer (CFO), effective September 16, 2024. David, who will be based at Corteva headquarters in Indianapolis, joins Corteva from Atkore, a publicly traded company and leader in electrical, safety, and infrastructure solutions, where he also served as CFO. He will succeed Dave Anderson, current Corteva EVP and CFO, who will serve as a Strategic Advisor to the CEO until his retirement in the first quarter of 2025, ensuring a seamless transition.

Corteva Chief Executive Officer Chuck Magro said, “David is an accomplished CFO who brings to his new role a proven track record of delivering strong results, operational efficiency and financial discipline to large, global organizations. The Board and I are delighted to have David join our management team and help us continue to deliver profitable growth to our shareholders and groundbreaking technology to our customers.”

At Atkore, David was responsible for all financial and information technologies activities. During his six years there, the business transformed through acquisitions and organic growth investments into a leading electrical products company.

Prior to Atkore, David spent 29 years at Eaton Corporation, most recently as Vice President, Finance and Operations for its Electrical Sector business. Cumulatively, he has nearly three decades of experience in strategic and financial planning, risk assessment, mergers and acquisitions, global tax strategies, international operations, and internal controls.

“I could not be more excited to join Corteva, a leader of one of the world’s most dynamic, competitive industries. I look forward to working with the Board, Chuck and the management team – and alongside farmers and customers – to help propel this company into its next phase,” said Johnson.

Corteva Chief Financial Officer Dave Anderson said, “Corteva’s financial strength continues to improve – with significant margin expansion and cash returned to shareholders approaching $4 billion over the past three years – making the company an attractive investment and industry leader, well-positioned to continue to deliver value and growth to its customers and shareholders through its world-class innovation. I am pleased to turn the financial reins over to David Johnson, an experienced, proven CFO with a long track record of consistently delivering results.”

Magro added, “On behalf of the Board and the management team, I want to thank Dave Anderson for his dedicated service, invaluable guidance and expertise and many contributions. We wish him the very best in retirement.”

About Corteva
Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com.

Media Contacts:

Bethany Shively
+1 202-997-9438
bethany.shively@corteva.com

Derek Burleson
+1 479-651-0275
derek.burleson@corteva.com